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

                                                                   Exhibit 12


              American General Finance, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges


                                         Years Ended December 31,
                               1997      1996      1995      1994      1993
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes       $204,353  $ 53,483  $115,549  $392,001  $336,830
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     484,496   493,051   517,475   416,233   379,764
  Implicit interest in rents   10,810    12,007    12,817    10,741    10,462

Total earnings               $699,659  $558,541  $645,841  $818,975  $727,056


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)    $484,496  $493,051  $517,475  $416,233  $379,764
  Implicit interest in rents   10,810    12,007    12,817    10,741    10,462

Total fixed charges          $495,306  $505,058  $530,292  $426,974  $390,226


Ratio of earnings to
  fixed charges                  1.41      1.11      1.22      1.92      1.86

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